Exhibit 99.1

Legend International Holdings Announces Long Term Offtake Agreement for Phosphate Rock With India’s Largest Fertilzer Enterprize (IFFCO)

MELBOURNE, Australia--(BUSINESS WIRE)--Legend International Holdings, Inc (OTCBB:LGDI), with phosphate projects in the State of Queensland, Australia, announces that it has entered into a long term offtake and supply agreement for a minimum of 3 million tonnes annually of concentrated rock phosphate from its Lady Annie project in Queensland, Australia, with Indian Farmers Fertiliser Cooperative Limited (“IFFCO”). Legend and IFFCO have decided to pursue the Project in Joint Venture, the terms of which are under discussion.

IFFCO is India’s largest fertilizer enterprise, a cooperative with over 50 million farmers associated with it, primarily engaged in production and marketing of nitrogenous and phosphate fertilizers in India. IFFCO has five fertilizer plants in India with a domestic annual capacity of producing 4.3 million tonnes of phosphatic fertilizers and 4.2 million tonnes of nitrogenous fertilizers. In addition to setting up the fertilizer manufacturing units in India, IFFCO has made strategic investments in several joint ventures in India and overseas. More details on IFFCO are available on its website www.iffco.nic.in.

Financing and Joint Venture options for the capital cost of Legend’s phosphate project are currently under discussion between the parties as is the price of the phosphate rock. The price of the rock will be negotiated on a fair and equitable basis for both companies based on international market prices applicable for the Indian market with an appropriate discount. Negotiations in regards to finance options should be concluded in coming months.

About Legend International Holdings Inc

Legend International Holdings, Inc (OTCBB:LGDI) is a mining and agriculture resource development company. The Company is principally focussed ion developing its phosphate deposits in the Georgina Basin in Queensland, Australia. The Company’s exploration licences include approximately 5.2 million acres in Queensland and the Northern Territory, Australia. For further information please visit our website at www.lgdi.net.

Forward-Looking Statements

Forward-looking statements in this press release are made pursuant to the “safe harbour” provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties including, without limitation, the risks of exploration and development stage projects, risks associated with environmental and other regulatory matters, mining risks and competition and the volatility of mineral prices. Actual results and timetables could vary significantly. Additional information about these and other factors that could affect the Company’s business is set forth in the Company’s fiscal 2007 Annual Report on Form 10-K and other filings with the Securities and Exchange Commission.

CONTACT:
Legend International Holdings Inc
Mr. Joseph Gutnick, +011 613 8532 2866
Chief Executive Officer
Fax: +011 613 8532 2805
josephg@axisc.com.au
or
New York Office
General Manager Business
Tel: 212-223-0018
Fax: 212-223-1169
legendinfo@axisc.com.au